Exhibit 99.1

August 15, 2012

Dear Valued Shareholder,

We are excited about the current participation and interest by our shareholders in the common stock rights offering that we are experiencing. We realize that the August 15 deadline has come around too quickly in light of the mailing delays that have occurred to allow shareholders the time to evaluate fully the offering. Accordingly, our Board of Directors voted to extend the rights offering to August 31, 2012 to allow all interested shareholders to participate and take advantage of this opportunity before we begin offering to the public. If you are planning on participating, you should do so by 5 pm on August 31, 2012 deadline. If you have already participated in the rights offering, we are very appreciative of your support and no further action is necessary.

There have been some questions about filling out the information on the back of the common stock rights certificate. It is important to completely fill out the applicable sections. You may exercise your rights times 1.665 and you may oversubscribe if you choose to purchase more than the rights amount. It is important to fill out the form completely and to have all named persons on the rights certificate sign the form. Due to a printer error, some certificates are blank on the back. We apologize for this and can provide you a blank form if you wish to exercise your rights.

Checks are to be made out to Registrar and Transfer Company, which is our stock transfer agent who is holding the funds in escrow until the offering closes. An envelope was enclosed in the package of information for you to return your payment and rights certificate.

Designated staff members are waiting to assist you in completing your rights certificate and help you to take advantage of the rights offering. You may contact us at 1-276-873-7000, or stop by your nearest New Peoples Bank branch. We look forward to hearing from you.

If you have any questions about the offering, please do not hesitate to contact me or my staff at 1-276-873-7000.

Sincerely,

/S/ JONATHAN H. MULLINS

Jonathan H. Mullins
President and CEO